Incorporated under the laws of the State of Delaware

ALPINE MANAGEMENT LIMITED

Authorized to issue 50,000,000 common shares
Par value $0.0001 each

This certifies that _______________ is the owner of _______________
fully paid an non-assessable shares of common shares of Alpine Management Limited transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In witness whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ____ day of _________ A.D.